Exhibit 3.5

SIXTH AMENDMENT TO THE

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
SUMMIT HOTEL OP, LP

DESIGNATION OF ADDITIONAL 6.45% SERIES D
CUMULATIVE REDEEMABLE PREFERRED UNITS

August 2, 2016

Pursuant to Section 4.02 and Article XI of the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP (the “Initial Partnership Agreement”), as amended by the First Amendment to the Initial Partnership Agreement, dated as of October 26, 2011 (the “First Amendment”), the Second Amendment to the Initial Partnership Agreement, dated as of April 11, 2012 (the “Second Amendment”), the Third Amendment to the Initial Partnership Agreement, dated as of December 7, 2012 (the “Third Amendment”), the Fourth Amendment to the Initial Partnership Agreement, dated as of March 20, 2013 (the “Fourth Amendment”), and the Fifth Amendment to the Initial Partnership Agreement, dated as of June 24, 2016 (the “Fifth Amendment” and, together with the Initial Partnership Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1.Designation and Number. The number of authorized 6.45% Series D Cumulative Redeemable Preferred Units shall be 8,000,000.
1.
    Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
GENERAL PARTNER:

SUMMIT HOTEL GP, LLC
a Delaware limited liability company

By:    Summit Hotel Properties, Inc., a Maryland corporation, its sole member

By:     /s/ Greg A. Dowell_________________

Name:	Greg A. Dowell

Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature page for Amendment re: Additional Series D Preferred Units – August 2016]